FOR IMMEDIATE RELEASE
August 5, 2020

Genesis Energy, L.P. Reports Second Quarter 2020 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
        We generated the following financial results for the second quarter of 2020:
•Net Loss Attributable to Genesis Energy, L.P. of $326.7 million for the second quarter of 2020, inclusive of non-cash impairment charges of $277.5 million (as discussed later in this release), compared to Net Income Attributable to Genesis Energy, L.P. of $40.1 million for the same period in 2019.

•Cash Flows from Operating Activities of $62.6 million for the second quarter of 2020 compared to $81.6 million for the same period in 2019.

•Total Segment Margin in the second quarter of 2020 of $139.3 million.

•Available Cash before Reserves to common unitholders of $50.4 million for the second quarter of 2020, which provided 2.74X coverage for the quarterly distribution of $0.15 per common unit attributable to the second quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $130.7 million in the second quarter of 2020. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.28X as of June 30, 2020 and is discussed further in this release.

        Grant Sims, CEO of Genesis Energy, said, "As we said in our first quarter call, we believed Genesis, and most other energy and industrial companies, would be facing generational economic headwinds from the widespread demand destruction resulting from shutting down large portions of the world’s economies to slow the spread of Covid-19. This turned out in fact to be the case, especially for us in our Sodium Minerals and Sulfur Services segment. Nonetheless, during the quarter we still managed to reduce total Adjusted Debt (as defined in our existing senior secured facility) by approximately $33 million.
In recent months, we have focused on taking the steps necessary to improve our financial flexibility and be cash flow positive even in such a difficult operating environment:
•We reduced our quarterly distribution resulting in approximately $200 million in annual cash savings to be used principally to reduce debt;
•We amended our agreements with GSO Capital Partners to allow us to delay the capital expenditures associated with our Granger Optimization Project by up to twelve months;
•We received permission from our banks to use revolver capacity to purchase up to $340 million of our outstanding senior unsecured notes;
•We implemented cost savings initiatives that are expected to generate approximately $38 million in annual savings beginning this quarter; and
•We amended, with the unanimous support of 19 banks, our senior secured credit facility to be able to add back $13.5 million in one-time charges associated with the $38 million of annual savings from our cost savings initiatives, to increase our Consolidated Leverage Ratio Covenant to 5.75X through 1Q 2021 and to lower our Consolidated Interest Coverage to 2.75X through 1Q 2021, both of the latter as defined in our existing senior secured credit facility.
During the quarter, were it not for a $4-5 million negative effect to Offshore Segment margin from Tropical Storm Cristobal, our businesses performed as expected with the obvious exception of Sodium Minerals and Sulfur Services. Our historical refinery services business was negatively affected as mines in South America were mandated to be either closed or operated at significantly below capacity in order to address the spread of Covid-19. Most of such restrictions have subsequently been lifted, and generally speaking, we would expect our sales of sodium hydrosulfide to recover rather quickly as we go through the remainder of 2020.
Beginning in May and accelerating into June, our domestic and international customers for soda ash began cancelling orders for the remainder of the year as they adjusted to the demand destruction associated with Covid-19 for their final products in which soda ash is used. In fact, since our last earnings call, we have received cancellations of orders for slightly more than 300,000 tons through the rest of this year alone. This physical demand destruction dwarfs the downdraft to our soda operations experienced during the financial crisis of 2008-2009. To respond to such imbalance, we made the decision to cold stack (meaning we could return to normal operations in 3-6 months) our existing operations at Granger, currently our highest cost facility, resulting in a reduction in our supplies to be sold by some 550,000 tons on an annual basis. We know other domestic producers have also reduced supplies, and we are aware of a major synthetic producer in China shutting down as the worldwide market for soda ash adjusts to the current environment. Additionally, we delayed our Granger expansion project by a full year and currently expect to bring on a fully expanded Granger facility in late 2023 at a full expanded capacity of 1.2 million tons a year and optimized such that it will join our Westvaco facility as one of the most economic soda ash production facilities in the world. The market for soda ash can tighten very quickly as demand recovers along with increases in economic activity, especially given the supply responses we have already seen.
The pace and scope of the recovery in the world’s economies is unfortunately not abundantly clear and could well extend into 2021. However, based upon the steps we have already taken, we believe we are well positioned to weather the storm regardless of duration and will still be cash flow positive and be a net payer of debt this year and in subsequent years.
For the full year of 2020, we would expect Adjusted Consolidated EBITDA, as defined by our banks and used to calculate compliance with our covenants, to be $570 to $610 million, or generally in line with current street expectations of around $600 million.
More importantly, from our perspective, is the recognition of the significant operating leverage we have to produce increasing financial results in future periods as the world’s economies re-open. There is no doubt that the demand for soda ash will ultimately rebound and that we will benefit from being one of the world’s largest and lowest cost suppliers of such a critical industrial component. Additionally, we confirmed during the quarter the anticipated timing of several major offshore projects which are already contracted to our expansive infrastructure in the central Gulf of Mexico. Argos (formerly Mad Dog 2) and the King’s Quay FPS (Khaleesi, Mormont & Samurai fields) are still scheduled for first production in late 2021 or early 2022 and early to mid-2022, respectively. These two fields alone, which required almost zero capital from us, are expected to generate well in excess of $100 million of annual segment margin to us when ramped up to anticipated full production.
While challenges certainly remain, given the steps we have already taken and given our lack of future capital requirements, we believe we have positioned the company to comfortably live within its means and be able to harvest the benefits of its operating leverage from known and contracted opportunities as well as a general recovery in industrial activity worldwide.
I would like to once again recognize our entire workforce, and especially our miners, mariners and offshore personnel who live and work in close quarters during this time of social distancing. I am extremely proud to say we have safely operated our assets under our own Covid-19 safety procedures and protocols with no impact to our business partners and customers with limited confirmed cases amongst our some 2,000 employees. As always, we intend to be prudent, diligent and intelligent and focus on delivering long-term value for everyone in our capital structure without ever losing our commitment to safe, reliable and responsible operations."

        Financial Results
        Segment Margin
Variances between the second quarter of 2020 (the “2020 Quarter”) and the second quarter of 2019 (the “2019 Quarter”) in these components are explained below.
Segment margin results for the 2020 Quarter and 2019 Quarter were as follows:

	Three Months Ended June 30,
	2020	2019
	(in thousands)
Offshore pipeline transportation	$75,148	$76,528
Sodium minerals and sulfur services	24,824	57,705
Onshore facilities and transportation	21,215	35,920
Marine transportation	18,138	13,959
Total Segment Margin	$139,325	$184,112

        Offshore pipeline transportation Segment Margin for the 2020 Quarter decreased $1.4 million, or 2%, from the 2019 Quarter, primarily due to lower volumes on our crude oil and natural gas pipeline systems. These lower volumes are attributable to planned downtime, which in some cases was extended due to the economic environment, certain producer shut-ins (specifically in May) that impacted the throughput on our crude oil systems, and weather interruptions from Tropical Storm Cristobal. For the most part, the production from these fields came back online during June at or near their normal levels. These lower volumes were almost fully offset by increased flow from the Buckskin and Hadrian North fields during the 2020 Quarter, which saw first production late in the 2019 Quarter. The Buckskin and Hadrian North fields are both fully dedicated to our 100% owned SEKCO pipeline, and further downstream, our 64% owned Poseidon oil pipeline system.
 Sodium minerals and sulfur services Segment Margin for the 2020 Quarter decreased $32.9 million, or 57% from the 2019 Quarter. This decrease is primarily due to lower volumes and pricing in our Alkali Business and lower NaHS volumes in our refinery services business. During the 2020 Quarter, we experienced lower export pricing due to supply and demand imbalances that existed at the time of our re-contracting phase in December 2019 and January 2020, which is expected to continue, to some extent, for at least the rest of 2020. This was coupled with lower ANSAC and domestic sales volumes of soda ash during the 2020 Quarter due to the demand destruction from the worldwide economic shutdowns and uncertainty from the pandemic, which we expect to continue until restrictions are lifted globally. During the 2020 Quarter, we also made the decision to cold stack our existing Granger facility, removing approximately 550,000 tons of annual soda ash production to facilitate balancing supply with the significantly reduced demand worldwide resulting from Covid-19. As currently configured, Granger is our highest cost production facility. While we could resume operations at Granger within a 3-6 month period subject to market requirements, it is our intent at this point to keep it in cold stack mode and bring an optimized Granger facility, expanded to more than 1.2 million tons a year of production capacity, into full production mode in late 2023. Such optimized and expanded Granger facility will have production costs in-line with our Westvaco facility, which is one of the most economic soda ash production facilities in the world. In our refinery services business, we experienced a decline in NaHS volumes during the 2020 Quarter due to lower demand from certain of our mining customers, both domestically and in South America, and lower demand from our domestic pulp and paper customers. In South America (primarily in Peru), the lower volume demand is directly a result of customer shut-ins amidst the spread of Covid-19 and we expect these volumes to return to their normal levels later in 2020. Domestically, many of our pulp and paper customers' spring turnarounds and outages were pushed back or even cancelled due to Covid-19. We saw improvement near the end of the 2020 Quarter as it relates to these domestic customers with pulp mills back up and running at their normal capacity.
        Onshore facilities and transportation Segment Margin for the 2020 Quarter decreased by $14.7 million, or 40.9%, from the 2019 Quarter primarily due to the 2019 Quarter including the receipt of a cash payment of $10 million associated with the resolution of a crude oil supply agreement. Additionally, during the 2020 Quarter, we had lower volumes throughout our onshore facilities and transportation asset base, primarily in Louisiana at our Baton Rouge corridor assets and our Raceland rail facility. Due to the decline in crude oil prices and the collapse in the differential of Western Canadian Select (WCS) to the Gulf Coast, which has made crude-by-rail to the Gulf Coast uneconomic, the volumes at our Baton Rouge facilities were below our minimum take-or-pay levels and we were only able to recognize our minimum volume commitment in segment margin during the 2020 Quarter. We anticipate volumes will remain below our minimum take-or-pay levels at our Baton Rouge facilities throughout the remainder of 2020. These lower volumes were partially offset by our ability to use our available crude oil storage capacity to profit on contango opportunities during the 2020 Quarter.

        Marine transportation Segment Margin for the 2020 Quarter increased $4.2 million, or 30%, from the 2019 Quarter. During the 2020 Quarter, in our offshore barge operation, we benefited from the continual improving rates in the spot and short term markets coupled with increased utilization relative to the 2019 Quarter. In our inland business, we continued to see increased day rates throughout the period which offset the lower utilization. We expect to see continued pressure on our utilization, and to an extent, the spot rates in our inland business as refineries continue to lower their utilization rates to better align with overall demand as a result of Covid-19 and the current operating environment. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows.
        Other Components of Net Income
        In the 2020 Quarter, we recorded Net Loss Attributable to Genesis Energy, L.P. of $326.7 million compared to Net Income Attributable to Genesis Energy, L.P. of $40.1 million in the 2019 Quarter. As a result of lower current demand and the current outlook for our crude-by-rail logistics assets, we recorded a non-cash impairment expense of $277.5 million associated with our onshore facilities and transportation segment in the 2020 Quarter. Net Loss Attributable to Genesis Energy, L.P. in the 2020 Quarter was also negatively impacted, relative to the 2019 Quarter, by: (i) lower segment margin of $44.8 million; (ii) an unrealized (non-cash) loss from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $21.8 million compared to an unrealized (non-cash) loss of $4.7 million during the 2019 Quarter (which is recorded within "other income (expense)" on the Unaudited Condensed Consolidated Statements of Operations); (iii) higher general and administrative expenses primarily due to a one-time charge of approximately $13 million associated with certain severance and restructuring costs; and (iv) lower non-cash revenues of $21.5 million within our offshore pipeline transportation and onshore facilities and transportation segments as a result of how we recognize revenue in accordance with GAAP on certain contracts. Additionally, the 2019 Quarter included positive changes in estimated abandonment costs for certain of our non-operating offshore gas assets of $15.7 million (which is included within "offshore pipeline transportation operating costs" on the Unaudited Condensed Consolidated Statements of Operations). These decreases were partially offset by cancellation of debt income of $18.5 million associated with the open market repurchase and extinguishment of certain of our senior unsecured notes and lower interest expense of $3.9 million during the 2020 Quarter.
        Earnings Conference Call
We will broadcast our Earnings Conference Call on Wednesday, August 5, 2020, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
        Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES	$388,467	$634,785	$928,390	$1,254,794

COSTS AND EXPENSES:
Costs of sales and operating expenses	283,659	455,072	680,690	923,728
General and administrative expenses	25,413	13,412	34,786	25,098
Depreciation, depletion and amortization	80,120	79,353	154,477	156,991
Impairment expense	277,495	—	277,495	—
OPERATING INCOME (LOSS)	(278,220)	86,948	(219,058)	148,977
Equity in earnings of equity investees	12,618	15,046	26,777	28,043
Interest expense	(51,618)	(55,507)	(106,583)	(111,208)
Other income (expense)	(4,550)	(4,692)	5,708	(7,668)
INCOME (LOSS) BEFORE INCOME TAXES	(321,770)	41,795	(293,156)	58,144
Income tax expense	(795)	(143)	(430)	(545)
NET INCOME (LOSS)	(322,565)	41,652	(293,586)	57,599
Net loss (income) attributable to noncontrolling interests	10	(1,532)	26	(1,525)
Net income attributable to redeemable noncontrolling interests	(4,159)	—	(8,245)	—
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(326,714)	$40,120	$(301,805)	$56,074
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)	(37,368)	(37,099)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(345,398)	$21,436	$(339,173)	$18,975
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(2.82)	$0.17	$(2.77)	$0.15
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	196,962	228,931	219,572	235,307
Poseidon (1)	253,341	264,802	266,261	259,167
Odyssey (1)	114,006	150,039	133,375	150,953
GOPL	2,631	11,990	4,940	10,173
Offshore crude oil pipelines total	566,940	655,762	624,148	655,600

Natural gas transportation volumes (MMbtus/d) (1)	329,876	445,734	375,283	432,888

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	21,942	34,527	52,024	70,270
Soda Ash volumes (short tons sold)	594,810	824,881	1,417,057	1,695,410
NaOH (caustic soda) volumes (dry short tons sold) (2)	20,326	20,525	36,629	41,327

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	62,261	47,229	73,380	45,117
Jay	5,067	10,171	7,540	10,823
Mississippi	4,883	6,032	5,646	5,974
Louisiana (3)	62,537	131,456	112,637	113,738
Onshore crude oil pipelines total	134,748	194,888	199,203	175,652

Free State- CO2 Pipeline (Mcf/day)	94,282	76,297	114,558	91,062

Crude oil and petroleum products sales (barrels/day)	21,874	30,788	23,996	32,262

Rail unload volumes (barrels/day) (4)	4,150	99,519	49,095	92,345

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	87.6%	98.7%	90.5%	97.7%
Offshore Fleet Utilization Percentage (5)	96.8%	93.9%	98.1%	95.1%

(1)Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2)Caustic soda sales volumes include volumes sold from our Alkali and Refinery Services businesses.
(3)Total daily volume for the three and six months ended June 30, 2020 includes 28,851 and 36,586 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three and six months ended June 30, 2019 includes 64,574 and 58,472 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.
(4)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(5)Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$45,501	$56,405
Accounts receivable - trade, net	238,300	417,002
Inventories	109,531	65,137
Other current assets	79,458	54,530
Total current assets	472,790	593,074
Fixed assets and mineral leaseholds, net	4,504,928	4,850,300
Investment in direct financing leases, net	102,738	107,702
Equity investees	322,412	334,523
Intangible assets, net	131,969	138,927
Goodwill	301,959	301,959
Right of use assets, net	166,016	177,071
Other assets, net	66,625	94,085
Total assets	$6,069,437	$6,597,641
LIABILITIES AND CAPITAL
Accounts payable - trade	$118,606	$218,737
Accrued liabilities	185,051	196,758
Total current liabilities	303,657	415,495
Senior secured credit facility	1,053,000	959,300
Senior unsecured notes, net of debt issuance costs	2,379,576	2,469,937
Deferred tax liabilities	12,770	12,640
Other long-term liabilities	388,687	393,850
Total liabilities	4,137,690	4,251,222
Mezzanine capital:
Class A convertible preferred units	790,115	790,115
Redeemable noncontrolling interests	133,378	125,133

Partners' capital:
Common unitholders	1,018,342	1,443,320
Accumulated other comprehensive loss	(8,188)	(8,431)
Noncontrolling interests	(1,900)	(3,718)
Total partners' capital	1,008,254	1,431,171
Total liabilities, mezzanine capital and partners' capital	$6,069,437	$6,597,641

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME(LOSS) TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2020	2019
Net income (loss) attributable to Genesis Energy, L.P.	$(326,714)	$40,120
Corporate general and administrative expenses	24,867	13,502
Depreciation, depletion, amortization and accretion	82,580	66,104
Impairment expense	277,495	—
Interest expense, net	51,618	55,507
Income tax expense	795	143
Provision for leased items no longer in use	58	(182)
Cancellation of debt income	(18,532)	—
Redeemable noncontrolling interest redemption value adjustments (1)	4,159	—
Plus (minus) Select Items, net	42,999	8,918
Segment Margin (2)	$139,325	$184,112
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME(LOSS) TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2020	2019
Net income (loss) attributable to Genesis Energy, L.P.	$(326,714)	$40,120
Interest expense, net	51,618	55,507
Income tax expense	795	143
Depreciation, depletion, amortization, and accretion	82,580	66,104
Impairment expense	277,495	—
EBITDA	85,774	161,874
Redeemable noncontrolling interest redemption value adjustments (1)	4,159	—
Plus (minus) Select Items, net	40,809	12,270
Adjusted EBITDA	130,742	174,144
Maintenance capital utilized (2)	(9,900)	(6,425)
Interest expense, net	(51,618)	(55,507)
Cash tax expense	(150)	(60)
Cash distributions to preferred unitholders (3)	(18,684)	(18,684)
Available Cash before Reserves (4)	$50,390	$93,468
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Maintenance capital expenditures in the 2020 Quarter and 2019 Quarter were $13.0 million and $25.2 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(3)Distributions to preferred unitholders that is attributable to the 2020 Quarter are payable on August 14, 2020 to unitholders of record at close of business on July 31 2020.
(4)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities	$62,610	$81,589
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	51,618	55,507
Amortization and write-off of debt issuance costs and discount	(3,444)	(2,688)
Effects of available cash from equity method investees not included in operating cash flows	5,974	5,386
Net effect of changes in components of operating assets and liabilities	(11,984)	41,107
Non-cash effect of long-term incentive compensation plans	(1,380)	(2,258)
Expenses related to acquiring or constructing growth capital assets	21	341
Differences in timing of cash receipts for certain contractual arrangements (1)	11,638	(9,848)
Cancellation of debt income	18,532	—
Other items, net	(2,843)	5,008
Adjusted EBITDA	$130,742	$174,144
(1)  Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2020
Senior secured credit facility	$1,053,000
Senior unsecured notes	2,379,576
Less: Outstanding inventory financing sublimit borrowings	(32,300)
Less: Cash and cash equivalents	(4,761)
Adjusted Debt (1)	$3,395,515

Pro Forma LTM
June 30, 2020
Consolidated EBITDA (per our senior secured credit facility)	$625,562
Consolidated EBITDA adjustments (2)	17,434
Adjusted Consolidated EBITDA (per our senior secured credit facility) (3)	$642,996

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.28X

(1)  We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material organic projects and cost savings initiatives we are permitted to add back. This adjustment may not be indicative of future results.
(3)  Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, the impact of our cost saving measures and the amount of such cost savings, our expectations regarding the potential impact of the Covid-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in impairments of our assets, the outbreak or continued spread of disease (including Covid-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
        This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
        When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended June 30,
		2020	2019
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$11,638	$(9,848)
	Adjustment regarding direct financing leases (2)	2,294	2,079
	Certain non-cash items:
	Unrealized losses on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	21,108	9,065
	Adjustment regarding equity investees (4)	5,776	5,675
	Other	2,183	1,947
	Sub-total Select Items, net (5)	42,999	8,918
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (6)	21	341
	Other	(2,211)	3,011
	Total Select Items, net (7)	$40,809	$12,270
(1)  Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3)  The 2020 Quarter includes a $21.8 million unrealized loss from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units and the 2019 Quarter includes a $4.7 million unrealized loss from the valuation of the embedded derivative.
(4)  Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5) Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.
(6)  Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.
(7)  Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
        Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521